Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 28, 2002 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 22, 2002 with respect to the financial statements of IDS Life of New York Accounts 5, 4, 6, 15, 17, 13, 12, 16, 10, 9, 14,11, 18 and 19 - IDS Life of New York - Variable
Retirement and Combination Retirement Annuity included in Post-Effective Amendment No. 29 to the Registration Statement (Form N-4, No. 2-78194) and related Prospectus for the registration of the Variable Retirement and Combination Retirement Annuity Contracts to be offered by IDS Life Insurance Company of New York.

/s/ Ernst & Young LLP
    Minneapolis, Minnesota
    April 22, 2002